ARTICLES OF INCORPORATION

The undersigned incorporator, for the purpose of forming a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation.

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS
02 JAN 30 AM 10: 50

ARTICLE I NAME

The name of the corporation shall be:

BEST HEALTH, INC.

ARTICLE II PRINCIPAL OFFICE

The principal place of business and mailing address of this corporation shall be:

6830 VIA REGINA
BOCA RATON, FL 33433

ARTICLE III SHARES

The number of shares of stock that this corporation is authorized to have outstanding at any one time is:

Class A Common Stock, par value $0.01 **100**

ARTICLE IV INITIAL REGISTERED AGENT AND STREET ADDRESS

The name and Florida street address of the initial registered agent are:

MARK COHEN CPA
1772 EAST TRAFALGAR CIRLCE
HOLLYWOOD, FL 33020

ARTICLE V INCORPORATOR

The name and address of the incorporator to these Articles of Incorporation are:

MARK COHEN CPA
1772 EAST TRAFALGAR CIRLCE
HOLLYWOOD, FL 33020

_______________________ Signature/Incorporator

1/29/02 Date

(An additional article must be added if an effective date is requested)

Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent

_______________________ Signature/Registered Agent

1/29/02 Date